                                  Exhibit 10.5

                       Oracle Time and Materials Contract
                          Professor Portal Develpment

                                                                    Exhibit 10.5

ORACLE(R)


Customer Name:       booktech.com
Customer Address:    605 Main Street
                     Winchester, MA 01890

================================================================================

This Engagement Contract ("EC") shall be governed by the terms of the Software License and Services Agreement dated 11/15/99, 1999, (the "Agreement") between Booktech.com ("Customer") and Oracle Corporation ("Oracle"). Oracle shall provide Services under this EC only in the United States.

A. SERVICES

     1.   Oracle Obligations

          1.1  Scope of Services

               Oracle will assist Customer in designing, developing, testing and deploying Customer's Professor's Portal website and database ("Professors' Portal"), to be used by Customer's customers (professors or their administrative aides). The Professors' Portal functionality will contain the following capabilities:

               o    Create job requests for Professor Coursepacks

               o Utilize existing Professor Coursepack and detail information to assist with the development of a new coursepack

               o    Check the status of job requests

               Oracle and Customer, as part of a cooperative effort, will be responsible for specific Professor's Portal development processes and activities as follows:

                    o Requirments definition: will be developed collaboratively by Oracle and Customer

                    o Existing systems examination: will be conducted collaboratively by Oracle and Customer

                    o Technical archiitecture: will be proposed by Oracle and approved by Customer

                    o Database builds: will be performed by Oracle until the final Transition to Production phase

                    o Application development: will be performed by Oracle until the final Transition to Production phase. Customer as an option, may designate one of it's IT staff members to participate as developers on the project as part of their preparation for assuming system maintenance responsibilities.

                    o Data convention: will be performed by Oracle, and verified by Customer during system testing before going live.

                    o Documentation: On-line documentation will be integrated into the web user interface ("UI") by Oracle.

                    o Testing: Oracle will assist Customer in performing Unit Testing of developed code. Customer and Oracle will collaborate to define the final test plan.

                    o Training: Oracle will provide up to time (3) days of preparation and delivery time for an application train-the-trainer presentation for up to three (3) of Customer's users. Customer's users will have the responsibility of training the remainder of Customer's staff. Additional application training required by Customer may be provided by Oracle, under this EC, at an additional cost. Customer can obtain additional Services for training through Oracle Education, under a separate EC.

                    o Transition to production: Oracle will supply support for Customer's Professor's Portal and respond to Customers users and operations staff issues during the transition testing period

               In addition, Oracle will provide up to forty (40) days of application specific technical support to assist Customer with mapping and correcting Customer's Inventory and Bill of Materials to Oracle Inventory and Bill of Materials modules (to be implemented under separate EC by using open available with Oracle Applications Release 11.

               Furthermore, Oracle will provide up to twenty five (25) days of Oracle Applications data base administration support to Customer during the implementation of Oracle Applications Release 11. (Services for Oracle Applications implementation to be covered under a separate EC).

          1.2 Oracle Assumptions

               The Description of Services and any fee estimate included in this EC are based upon information Customer has presented to Oracle, and Customer fulfilling its obligations as required in this EC and the following assumptions:

                    o Customer's current MicroSoft ("MS") Access Forms and Reports must be replaced with new order entry facilities data that tie into the new relational database and/or the Oracle Applications. This is necessary in order for Customer's current internal data entry operations to continue to function.

                    o Oracle's Waltham, Massachusetts, iSolution Center, will be the primary location for project devlopment. Customer's staff will need to participate in project activities at Oracle iSolution Center in Waltham.

                    o There is no immediate need to automate the documented "Book Tech Process" via Oracle Workflow.

                    o The Professors' Portal transition testing will be conducted over an estimated period of five (5) days.

                    o The following items are outside the Scope of Services for EC:

                         o The new Order Entry Facilities and the associated estimated investment and effort

                         o    The Student work Portal and related functionality

                         o    Training on Oracle tools

                         o    The automated "Book Tech Process"

     2.   Customer's Obligations

          Customer acknowledges that its timely provision of and access to office accommodations, facilities, equipment, assistance, cooperation, complete and accurate information and data from its officers, ages, and employees, and suitably configured computer products (collectively, "Cooperation") are essential to performance of any Services as set forth in this EC and that Oracle shall not be liable for any deficiency in performing Services if such deficiency results from Customer's failure to provide full Cooperation.

          Customer acknowledges that Oracle's ability to complete the Services under this EC is dependent upon Customer's completion of the following: (this list is not intended to be exhaustive):

               o Customer is responsible for timely installation and configuration of Customer's runtime system environent and web server. Customer agrees that the installation and configuration of this environment will be accomplished prior to the transition testing.

               o Customer makes available to Oracle operations and support staff who have Oracle expertise, to augment Customer's current staff.

               o Customer's end-users will be accessible to Oracle, throughout project duration, to provide feedback on development issues order to facilitate a timely resolution of such issues.

               Customer acknowledges that during this project, Customer will be experincing a high volume of business, however, will still provide access to it's employees when necessary.

          o Customer's end-users will perform hands-on testing to validate prototypes and interim (pre-release) application versions.

          o    Customer will execute the final Professor's Portal System test

          o Customer's resources will have primary responsibility for initial installation and configuration of Customer's hardware and Oracle software products.

          o Customer will have the responsibility for the operation and maintenance of the Professor's Portal system after the final transition test period

          o Customer will be responsible for drafting all end-user documentation (printed and online)

     2.2  Customer Key Personnel

          The parties acknowledge that availability of certain Customer personnel, is critical to the performance of Services under this EC. Customer agreement to make the following personnel available, to Oracle, for the duration of Services under this EC:

          o 1T resources merchandising, database, operations and system administrators, whose responsibilities shall include:

               o Providing information regarding the existing MS Access Application

               o Providing information regarding the Customer's new hardware and software infastructure

               o Installing and configuring Oracle tools and the application during the Transition to Production phase

               o Performing maintenance for the Professors' Portal (including database builds and code fixes) during the transition to the production phase

               o Developing and executing the transition test plans (with assistance from Customer's business users and analysts)

          o Customer management, business users and analysts, whose responsibilities shall include:

               o Assisting to develop and priortize a list of business requirements

               o    Validating prototypes and iterative build of the application

               o Providing existing system (the custom MS access application) expertise and knowledge

               o    Creating user documentation

               o Developing and executing the transition test plan (with assistance from Customer's IT project resources)

     3.   Project Management

          3.1 Protect Manager Each party shall designate a Project Manager who shall work together with the other party's Project Manager to facilitate an efficient delivery of Services.

          3.2 Change Orders. Any change in the specified Scope of Services must be mutually agreed upon by the parties in writing. Oracle consent should be obtained if any change in Customer requirements, software or hardware will affect Oracle's estimates. Oracle's standard Change Order Procedures may be used to document these changes.

     B.   RATES AND PAYMENTS

     1.   Rates

          For a period of one year from the Effective Date, the Services specified above shall be provided at a 15% discount off Oracle's standard consulting rates in effect when such Services are performed. Oracle's standard consulting rates are listed in Oracle's US Price List; those rates which are in effect as of the Effective Date hereof an listed below for Customer's convenience. Thereafter, Oracle and Customer shall agree in good faith to rates for services performed under this EC.

          The following are Oracle's Standard Hourly Rates based on the current US Price List as of the Effective Date of this EC less the discount specified above:

                                   RATE TABLE


                  Consultant Level            List Rate          15% Discount           Extended Rate
                  ----------------            ($/Hourly)         ------------           -------------
                                              ----------
                  Practice Manager              375.00                56.25                 318.75
                  Mng Principal                 316.00                47.40                 268.60
                  Sr Principal                  316.00                47.40                 268.60
                  Principal                     277.00                41.55                 235.45
                  Senior                        227.00                34.05                 192.95
                  Staff                         198.00                29.70                 168.30


     2. Payment Type

          The Services specified above are provided on a time and materials ("T&M") basis; that is, Customer shall pay Oracle for all of the time spent performing such Services, plus materials, taxes and expenses. The fee estimate related to the Services performed under this EC is four hundred thirty one thousand dollars ($431,000.00). All estimates related to this EC, including the fee estimate, are intended only to be an estimate for Customer's budgeting and Oracle's resource scheduling purposes; fee estimates do not include materials, expenses or taxes. Once fees for Services reach the fee estimate, Oracle will cooperate with Customer to provide continuing Services on a T&M basis.

     3. Invoicing

          All fees and expenses will be invoiced monthly and will be payable within thirty (30) days of the date of invoice. Actual reasonable travel and out-of-pocket expenses, tax, and Services provided by the Oracle Education Services group, if any (including but not limited to Organizational Change Management Services), or any group other than Oracle Consulting, are not included in the rates set forth above and will be invoiced separately.

     4. Compensatory Tax

          The parties acknowledge that temporary living reimbursements to Oracle consultant(s) may be deemed compensatory under federal, state, and local tax laws if a consultant's assignment in a particu1ar location will exceed or has exceeded one year. Where reasonably possible, Oracle will plan with Customer to limit the duration of a consultant's assignment in a particular location to less than one year. If Customer's requirements are such that it becomes necessary for a consultant's services in a particular location to continue for a year or more and as a result such consultant's living expenses are deemed compensatory for tax purposes, then, Customer agrees to pay Oracle the amount of additional compensation provided to such Oracle personnel to compensate for taxes imposed therefor.

C. ADDITIONAL TERMS

     1. Rights to Developments

          Oracle grants Customer a perpetual, non-exclusive, nontransferable, royalty-free license to use anything developed by Oracle for Customer under this EC ("Contract Property"). Oracle shall retain all copyrights, patent rights, and other intellectual property rights to the Contract Property.

     2. Segmentation

          Customer acknowledges that the Services acquired hereunder were bid by Oracle separately from any Oracle program licenses. Customer understands that it has the right to acquire Services without acquiring any Oracle program licenses, and that Customer has the right to acquire the Services and any Oracle program licenses separately.


          BOOKTECH.COM:                           ORACLE CORPORATION:

          Signature: /s/ Morris A. Shepard        Signature: /s/ Renee Antao
                    -----------------------                  -------------------


          Name:   Morris A. Shepard              Name:   Renee Antao
                 -----------------------                 -----------------------

          Title: Chairman & CEO                   Title: Contracts Manager
                 -----------------------                 -----------------------

          Effective Date: 8-23-99
                         ---------------

PROJECT IDENTIFICATION ATTACHMENT

Oracle Project ID No. 300032034
                      ---------

Oracle Consulting Administrator
         Name:             Joyce Prato
         Address:          1100 Abernathy Rd., Bldg. 500, Suite 1120
                           Atlanta, GA 30328
         Telephone:        (770) 351-3670
         Fax:              (770) 551-5568

Oracle Project Manager:
         Name:             Mandar Pendse
         Address:          1000 Winter Street
                           Waltham, MA 02154
         Telephone:        (781) 895-5223
         Fax:              (781)684-7972

Customer Billing/Accounts Payable Contact:
         Name:             John Schmottlach
         Address:          605 Main Street
                           Winchester, MA 01890
         Telephone:        (800) 750-6229
         Fax:              (781) 729-5936

Customer Project Manager.
         Name:             John Schmottlach
         Address:          605 Main Street
                           Winchester, MA 01890
         Telephone:        (800) 750-6229
         Fax:              (781) 729-5936


 Purchase Order No. _____________     Please provide a Purchase Order or sign
                                      the Purchase Order Exemption
                                      Acknowledgment below.


Purchase Order Exemption Acknowledgment

Customer does not issue Purchase Orders for Services, however, Customer agrees to pay for Services performed under this EC, as specified in the EC and/or Agreement.



         By: /s/ Illegible
             -------------------------
             Customer Purchasing Agent

Tax Information

___ (1) Exempt (Attach Tax Exemption Form)
___ (2) Non-exempt

ORACLE

                     SOFTWARE LICENSE AND SERVICES AGREEMENT

This Software License and Services Agreement ("Agreement") is between Oracle Corporation ("Oracle") and the Customer identified below. The terms of this Agreement shall apply to each Program license granted and to all services provided by Oracle under this Agreement, which will be identified on one or more Order Forms.

I.   DEFINITIONS

1.1. "Program" means the software in object code form distributed by Oracle for which Customer is granted a license pursuant to this Agreement, and the media, Documentation and Updates therefor.

1.2. "Documentation" means the user guides and manuals for installation and use of the Program software. Documentation is provided in whatever form is generally available.

1.3. "Update" means a subsequent release of the Program which Oracle generally makes available for Program licenses at no additional license fee other than media and handling charges, provided Customer has ordered Technical Support for such licenses for the relevant time period. Update shall not include any release, option or future product which Oracle licenses separately.

1.4. "Order Form" means the document in hard copy or electronic form by which Customer orders Program licenses and services, and which is agreed to by the parties. The Order Form shall reference the Effective Date of this Agreement.

1.5. "Designated System" means the computer hardware and operating system designated on the relevant Order Form.

1.6. "Technical Support" means Program support provided under Oracle's policies in effect on the date Technical Support is ordered.

1.7. "Commencement Date" means the date on which the Programs are delivered by Oracle to Customer, or if no delivery is necessary, the Effective Date set forth on the relevant Order Form.

1.8. "Services" means Technical Support, training, or specified by law. consulting services provided by Oracle to Customer under this Agreement.

II.  PROGRAM LICENSE

2.1. Rights Granted

     A. Oracle grants to Customer a nonexclusive license to use the Programs specified on an Order Form under this Agreement as of the Commencement Date, as follows:


          i. to use the Programs solely Customer's operations on the Designated System or on a backup for system if the Designated System is inoperative, consistent with the use limitations specified or referenced in this Agreement, an Order Form, or the Documentation. Customer may not relicense, rent or lease the Programs or use the Programs for third-party training, commercial time-sharing or service bureau use;

          ii. to use the Documentation provided with the Programs in support of Customer's authorized use of the Programs;

          iii. to copy the Programs for archival or backup purposes, and to make a sufficient number of copies for the use specified in the Order Form. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies;

          iv. to modify the Programs and combine them with other software products; and

          v. to allow third parties to use the Programs for Customer's operations so long as Customer ensures that use of the Programs is in accordance with the terms of this Agreement.

          Customer shall not copy or use the Programs (including the Documentation) except as specified in this Agreement or an Order Form. Customer shall have no right to use any other software program that may be delivered with ordered Programs.

     B. Customer agrees not to cause or permit the reverse engineering, disassembly or decompilation of the Programs, except to the extent required to obtain interoperability with other independently created software or as specified by law.


     C. Oracle shall retain all title, copyright and other proprietary rights in the Programs. Customer does not acquire any rights, express or implied, in the Programs, other than those specified in this Agreement.

2.2. Transfer and Assignment

     A. Customer may transfer a Program within its organization upon notice to Oracle; transfers are subject to the terms and fees specified in Oracle's transfer policy in effect at the time of the transfer.

     B. Customer may not assign this Agreement or transfer a Program License to a legal entity separate from Customer without the prior


ORACLE(R)
          written consent of Oracle. Oracle shall not unreasonably withhold or delay such consent.

2.3. Verification

     At Oracle's written request, not more frequently than annually, Customer shall furnish Oracle with a signed certification verifying that the Programs are being used pursuant to the provisions of this Agreement and applicable Order Forms.

     Oracle may audit Customer's use of the Programs. Any such audit shall be conducted during regular business hours at Customer's facilities and shall not unreasonably interfere with Customer's business activities. If an audit reveals that Customer has underpaid fees to Oracle, Customer shall be invoiced for such underpaid fees. Audits shall be conducted no more than once annually.

III. TECHNICAL SERVICES

3.1. Technical Support Services

     Technical Support services ordered by Customer will be provided under Oracle's Technical Support policies in effect on the date Technical Support is ordered.

3.2. Consulting and Training Services

     Oracle will provide consulting and training services agreed to by the parties under the terms of this Agreement. All consulting services shall be billed on a time and materials basis unless the parties expressly agree otherwise in writing.

3.3. Incidental Expenses

     For any on-site services requested by Customer, Customer shall reimburse Oracle for actual, reasonable travel and out-of-pocket expenses incurred.

IV.  TERM AND TERMINATION

4.1. Term

     If not otherwise specified on the Order Form, this Agreement and each Program license granted under this Agreement shall continue perpetually unless terminated under this Article IV.

4.2. Termination by Customer

     Customer may terminate any Program license at any time; however, termination shall not relieve Customer's obligations specified in Section 4.4.

4.3. Termination by Oracle

     Oracle may terminate this Agreement or any license upon written notice if Customer materially breaches this Agreement and fails to correct the breach within 30 days following written notice specifying the breach.

4.4. Effect of Termination

     Termination of this Agreement or any license shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Customer's obligation to pay all fees that have accrued or are otherwise owed by Customer under any Order Form. The parties' rights and obligations under Sections 2.1.B, 2.1.C, and 2.2B, and Articles IV, V, VI and VII shall survive termination of this Agreement. Upon termination, Customer shall cease using, and shall return or destroy, all copies of the applicable Programs.

V    INDEMNITY, WARRANTIES, REMEDIES

5.1. Infringement Indemnity

     Oracle will defend and indemnify Customer against a claim that the Programs infringe a copyright or patent or other intellectual property right, provided that: (a) Customer notifies Oracle in writing within 30 days of the claim; (b) Oracle has sole control of the defense and all related settlement negotiations; and (c) Customer provides Oracle with the assistance, information and authority necessary to perform Oracle's obligations under this Section. Oracle will reimburse Customer's reasonable out-of-pocket expenses incurred in providing such assistance. Oracle shall have no liability for any claim of infringement based on use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a current unaltered release of the Programs which Oracle provides to Customer.

     If the Programs are held or are believed by Oracle to infringe, Oracle shall have the option, at its expense, to (a) modify the Programs to be noninfringing; or (b) obtain for Customer a license to continue using the Programs. If it is not commercially reasonable to perform either of the above options, then Oracle may terminate the license for the infringing Programs and refund the license fees paid for those Programs. This Section
     5.1 states Oracle's entire liability and Customer's exclusive remedy for infringement.

5.2. Warranties and Disclaimers

     A.   Program Warranty

          Oracle warrants for a period of one year from the Commencement Date that each unmodified Program will perform the functions described in the Documentation.

     B.   Media Warranty

          Oracle warrants the tapes, diskettes or other media to be free of defects in materials and workmanship under normal use for 90 days from the Commencement Date.

     C.   Services Warranty

          Oracle warrants that its Technical Support, training and consulting services will be performed consistent with generally accepted industry standards. This warranty shall be valid for 90 days from performance of service.

     D.   Disclaimers

          THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED

ORACLE(R)

          WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          Oracle does not warrant that the Programs will operate in combinations other than as specified In the Documentation or that the operation of the Programs will be uninterrupted or error-free. Pre-production releases of Programs and computer-based training products are distributed "AS IS."

5.3. Exclusive Remedies

     For any breach of the warranties contained in Section 5.2, Customer's exclusive remedy, and Oracle's entire liability, shall be:

     A.   For Programs

          The correction of Program errors that cause breach of the warranty, or if Oracle is unable to make the Program operate as warranted, Customer shall be entitled to terminate the Program license and recover the fees paid to Oracle for the Program license.

     B.   For Media

          The replacement of defective media returned within 90 days of the Commencement Date.

     C.   For Services

          The reperformance of the services, or if Oracle is unable to perform the services as warranted, Customer shall be entitled to recover the fees paid to Oracle for the unsatisfactory services.

VI.  PAYMENT PROVISIONS

6.1. Invoicing and Payment

     All fees shall be due and payable 30 days from the invoice date. Customer agrees to pay applicable media and shipping charges. Customer shall issue a purchase order, or alternative document acceptable to Oracle, on or before the Effective Date of the applicable Order Form.

6.2. Taxes

     The fees listed in this Agreement do not include taxes; if Oracle is required to pay sales, use, property, value-added or other taxes based on the licenses or services granted in this Agreement or on Customer's use of Programs or services, then such taxes shall be billed to and paid by Customer. This Section shall not apply to taxes based on Oracle's income.

VII. GENERAL TERMS

7.1. Nondisclosure

     By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Programs, the terms and pricing under this Agreement, and all information clearly identified as confidential.


     A party's Confidential Information shall not include information that: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Customer shall not disclose the results of any benchmark tests of the Programs to any third party without Oracle's prior written approval.

     The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two years after termination of this Agreement. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement.

7.2. Governing Law

     This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California.

7.3. Jurisdiction

     Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in San Francisco or San Mateo County, California. Oracle and Customer agree to submit to the jurisdiction of, and agree that venue is proper in, these courts in any such legal action or proceeding.

7.4. Notice

     All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the first address listed in the relevant Order Form (if to Customer) or to the Oracle address on the Order Form (if to Oracle).

     To expedite order processing, Customer agrees that Oracle may treat documents faxed by Customer to Oracle as original documents; nevertheless, either party may require the other to exchange original signed documents.

7.5. Limitation of Liability

     In no event shall either party be liable for any indirect, incidental, special or consequential damages, or damages for loss of profits, revenue, data or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party has been advised of the possibility of such damages. Oracle's liability for damages hereunder shall in no event exceed the amount of fees paid by Customer under this Agreement, and if such damages result from Customer's use of the Program or services, such liability shall be limited to fees paid for the relevant Program or services giving rise to the liability.

     The provisions of this Agreement allocate the risks between oracle and Customer. Oracle's pricing reflects this allocation of risk and the limitation of liability specked herein.

7.6. Severability

     If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

7.7. Waiver

     The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Oracle's proprietary rights in the Programs, no action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has accrued.

7.8. Export Administration

     Customer agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that neither the Programs nor any direct product thereof are (1) exported, directly or indirectly, in violation of Export Laws; or (2) are intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

7.9. Entire Agreement

     This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

     It is expressly agreed that the terms of this Agreement and any Order Form shall supersede the terms in any Customer purchase order or other ordering document. This Agreement shall also supersede all terms of any unsigned or "shrinkwrap" license included in any package, media, or electronic version of Oracle-furnished software and any such software shall be licensed under the terms of this Agreement, provided that the use limitations contained in an unsigned ordering document shall be effective for the specified licenses.



 The Effective Date of this Agreement shall be _____________________.

 Executed by Customer:

 Authorized Signature:____________________________

 Name:     _______________________________________

 Title:    _______________________________________

 Address:  _______________________________________



Executed by Oracle Corporation:

Authorized Signature: ____________________________

Name:   __________________________________________

Title:  __________________________________________

Address: 500 Oracle Parkway, Redwood City, CA






 Oracie is a registered trademark of Oracle Corporation
 13006-6199

 ORACLE(R)